Exhibit 99.2

ORGANOVO-TARVEDA CONFERENCE CALL

MONDAY, DECEMBER 16, 2019 – 8:30 A.M. ET

Operator:

Good morning, this is the operator and we are ready to begin the call. I would like to turn it over to Taylor Crouch, President and CEO of Organovo.

Taylor Crouch, President and CEO of Organovo:

Thank you, operator. Good morning and welcome to our conference call, which will provide an overview of the proposed merger between Organovo and Tarveda Therapeutics that was announced in a press release that was jointly issued earlier today. Joining me on the call is President, CEO and Chairman of Tarveda, Drew Fromkin, and we look forward to discussing with you what we believe to be an exciting development for both our companies. The call will run as follows: I will discuss the strategic process Organovo has undertaken to get us to the merger we announced today, provide my thoughts on why Tarveda is the right path forward for our company and our stockholders, and touch on some of the key details of the proposed transaction. Drew will then share his perspective on this merger and the opportunity for Tarveda, and provide an overview of the company, its technology and products. Please note, we will not be conducting a Q&A session at the end of this call.

Before we start, I would like to remind you that today’s call will include Forward Looking Statements that are based on current expectations. These forward-looking statements include, without limitation, statements regarding the completion of the transaction, the combined company’s expected cash position, Organovo’s and Tarveda’s expectations with respect to future performance, the nature, strategy and focus of the combined company and the potential development timeline of the combined company’s product candidates. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expected. Please refer to the press release issued today and our filings with the SEC, which are available from the SEC or on the company’s investor relations section of its website for risk factors that could affect Organovo.

Additionally, in connection with the proposed merger transaction described on this call, Organovo and Tarveda intend to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus, a proxy statement, and an information statement. These documents will be available from the SEC’s website at www.sec.gov when they are filed and investors and security holders are urged to read the proxy statement, prospectus, information statement, and other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Now let’s move on to the discussion at hand – the merger of Organovo and Tarveda Therapeutics.

As previously disclosed in August, Organovo communicated that it was initiating the exploration of strategic alternatives to its business model in effect up until that time. This decision was reached by Organovo’s Board of Directors after concluding that the Company had not generated decisive scientific data supporting the prolonged functionality and therapeutic benefit of our lead therapeutic liver tissue candidate, and that the necessary redevelopment of the tissue would require significant time, additional resources and development risks, and would likely not provide sufficient return on investment for the Company’s stockholders. At that time we engaged Roth Capital Partners as our financial advisor, in order to help us evaluate a broad range of potential strategic alternatives, including but not limited to, acquisitions, business combinations, joint ventures, business divestitures, asset sales, and other options to create value for our stockholders. With assistance from our advisors, we contacted a wide variety of strategic parties, both domestically and internationally, including current and former clients, business partners, companies actively involved in regenerative medicine, and an extensive range of companies with promising technologies, product pipelines, and business models within the biotech, pharmaceutical, and life sciences industries.

As a result of our thorough and extensive review, we and our Board of Directors are pleased to recommend a merger with Tarveda in a transaction that we believe represents attractive terms for our current stockholders and a significant, long-term value creation opportunity for stockholders of the merged company.

Notably, Tarveda has a number of key attributes that we believe position it well to create significant value as a public biotech company. These include:

•	A proprietary platform that is enabling the development of a new class of precision oncology medicines to treat patients with solid tumor malignancies;

•	Two clinical stage programs moving towards a number of key clinical milestones over the next 18-24 months, and through this merger - sufficient capital required to achieve them;

•	Support from a blue-chip syndicate of leading biotech investors; and

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A seasoned management team and organization with a depth of knowledge and experience in the life sciences field including progressing a number of drug programs, including oncology drugs, successfully through various stages of development and commercialization as well as leading public companies with a track record of execution and creating value for investors.

Key terms for the proposed merger as outlined in our press release are as follows:

•	Tarveda will merge into a wholly owned subsidiary of Organovo in an all-stock transaction, through which Organovo stockholders will own approximately 25% of the combined company;

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Upon completion of the merger, the company will operate as Tarveda Therapeutics and is expected to change its trading symbol to “TVDA” and be led by the current Tarveda management team, including Drew as its President, CEO and Chairman;

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Cash on hand at close is expected to be approximately $35 million, which is expected to provide sufficient funding into the second half of 2021 to target the achievement of key clinical and other milestones;

•	The merger is expected to close in the first quarter of 2020, subject to approvals by stockholders of each company and other customary closing conditions.

The registration statement on Form S-4 we intend to file in the coming weeks will include additional details on the terms.

With that – it’s my pleasure to introduce you to Tarveda’s President and CEO Drew Fromkin.

Drew Fromkin, President and CEO of Tarveda:

Thank you very much, Taylor and thank you all for joining our conference call. I’m thrilled to be here today and excited to introduce you to Tarveda Therapeutics. First, I want to thank and acknowledge Taylor and the leadership team of Organovo for their partnership in this process. I can tell you that they did an extensive review of Tarveda with a keen focus on understanding how we plan to create significant long-term value for stockholders, and I commend them for their diligence and commitment to you, their stockholders, as part of this process.

We are excited to be moving forward with Organovo as part of a merger into a public company. Our proposed transaction represents an outstanding opportunity for Tarveda to drive our Company forward and provide the resources to execute on the promise of our Pentarin miniature drug conjugates for the benefit of oncology patients suffering from solid tumor malignancies. Our transaction with Organovo comes at an excellent time for our Company, as we gain momentum in our clinical programs, head towards a number of key milestones over the next two years and look to broaden our development of new clinical candidates from our miniature conjugate platform. I also want to thank our team here at Tarveda for their work as part of this transaction and their tireless dedication and impressive talents which are such a crucial part of our ability to strive to bring promising medicines to oncology patients, especially given the acute need for new treatment options in this field of medicine. I know they are as excited as I am for our Company to take this next important step in our evolution.

Now let me briefly tell you about Tarveda and as Taylor mentioned, more information will be forthcoming soon via our regulatory filings and thereafter.

We are a clinical stage, biotechnology company that is developing a new class of potent and selective cancer medicines, which we call Pentarin miniature drug conjugates. Our precision oncology medicines are focused on the treatment of patients with solid tumor malignancies. These miniature conjugates are engineered by chemistry to incorporate the desired attributes of small molecule drugs and antibody drug conjugates and are specifically designed to rapidly and deeply penetrate solid tumors, selectively bind to tumor targets, and accumulate anti-cancer payloads directly in the tumor cells. Why is this important? We believe it enables our medicines to selectively accumulate in tumor cells and retain their powerful anticancer payloads within the tumor cells for an extended period of time while simultaneously being designed to limit exposure to surrounding healthy tissues in a way that is novel and very different from these other approaches. We believe our platform will allow us to develop much needed novel, therapeutic options for patients with difficult to treat solid tumor malignancies.

We currently have two Pentarin miniature drug conjugates in clinical trials. PEN-866 is the initial clinical program from our Heat Shock Protein 90, or HSP90- binding miniature drug conjugate platform. HSP90 is a protein that is highly active and upregulated across a range of solid tumors, but not commonly seen in its active form in normal tissue. Therefore the characteristics and profile of activated HSP90 makes it an excellent target for our miniature drug conjugate approach. PEN-866 is designed to bind to the activated HSP90 in solid tumors. The binding of PEN-866 to the activated HSP90 in the cancer cell then allows for the accumulation and release in the cancer cells of its potent cancer killing agent, the topoisomerase 1 inhibitor SN-38. PEN-866 is currently completing its Phase 1 dose escalation and safety portion in an “all comers” trial in various types of solid tumors and has shown to be well tolerated and demonstrated early clinical activity in late stage patients with a range of solid tumor malignancies. Beginning in early 2020, we expect to initiate Phase 2a trials of PEN-866 both as a single agent and as a combination therapy across a range of solid tumors that are sensitive to topoisomerase 1 inhibitors. We further believe that PEN-866 represents the first in potentially a series of new miniature drug conjugates generated from our platform that are similarly constructed and targeted but will be engineered to accumulate and release new and promising anti-cancer medicines in specific solid tumors.

PEN-221 is a miniature drug conjugate currently in clinical evaluation for the treatment of patients with solid tumors expressing somatostatin receptor 2, or SSTR2. PEN-221 is designed to penetrate deep into solid tumors where it is highly selective for binding to SSTR2, at which time it is internalized into the tumor cells and accumulates its potent cancer killing agent – the tubulin inhibitor DM1. In a Phase 1 study, PEN-221 was well tolerated and demonstrated early clinical activity in SSTR2 positive patients who were heavily treated previously and is currently being evaluated in a Phase 2a study for the treatment of patients with neuroendocrine tumors and small cell lung cancer.

We have assembled a great team here at Tarveda, with extensive, relevant experience in leading successful public companies and in discovering, developing and commercializing first in class therapeutics and oncology products at leading life science companies. We are also backed by leading biotech investors, who have lent strong support to us moving forward with this transaction, including additional financing, and our esteemed advisors who have contributed their wealth of experience to guiding us as we develop these important medicines.

In summary, this is an exciting time for Tarveda as we head into a period of clinical momentum and milestones for our two lead programs and work to advance additional programs from our novel miniature drug conjugate platform. This opportunity to merge with Organovo represents a major milestone for Tarveda and positions us to access the capital we need to execute on what we believe is an exciting, value creating story for investors. We look forward to working through this merger process and updating you on our plans and progress over the coming months.

With that, I thank you again for joining our conference call and I’ll turn it back to Taylor.

Taylor Crouch, President and CEO of Organovo:

On behalf of the Board and management team of Organovo we are extremely excited to be presenting this merger opportunity to our stockholders. We look forward to working with Drew and his team in the coming months, and will communicate further details in the S-4 filing in the near future. We will now conclude this call, and I thank all participants for their time today.

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